Exhibit 99.1

Larry Pierce	Mindy Mills
Media Relations	Investor Relations
(713) 369-9407	(713) 369-9490
www.kindermorgan.com

HOUSTON, Sept. 21, 2007 – KMGP Services Company, Inc., an affiliate of Kinder Morgan Energy Partners, L.P. (NYSE: KMP), today announced it has entered into a plea agreement and civil settlement with the District Attorney of Contra Costa County pertaining to the November 2004 pipeline accident in Walnut Creek, Calif., that occurred when a third-party contractor struck a refined petroleum products pipeline. KMGP Services Company, Inc. will pay approximately $15 million as part of the settlement. In addition, KMP and its insurers have previously reached civil settlements with the families of each of the deceased workers and other injured parties.

“Once again we extend our deepest sympathies to the families and individuals affected by this tragic accident,” said Tom Bannigan, president of KMP’s products pipelines business. “While it can never make up for the losses associated with this incident, we hope that accepting our share of responsibility and reaching these settlements will help bring closure to this matter. As a company, Kinder Morgan is committed to safety and has implemented new safeguards beyond those required by law designed to prevent a similar accident from occurring in the future.”

Additional Information

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Following the Walnut Creek accident, KMP reviewed, and when appropriate revised, its pipeline policies and procedures to improve safety. The company has undertaken a number of actions to reduce future third-party damage to its pipelines, including adding line riders and locators, retaining third-party expertise and instituting enhanced line location training and education of employees and contractors, and investing in additional state-of-the-art line locating equipment. KMP has also committed to various procedural requirements pertaining to construction near its pipelines.

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KMP has an operational excellence initiative within the company and posts its environmental, health and safety performance on its web site, www.kindermorgan.com. This data is updated monthly and over the past 12 months KMP, including its West Coast operations, has outperformed industry averages relative to safety and release categories.

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KMP - Walnut Creek	Page 2

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The majority of pipeline incidents across the United States are caused by third-party damage. Protecting people and the environment from these types of incidents is very challenging, particularly in growing communities. For example, since the Walnut Creek accident, KMP has received and responded to an estimated 240,000 one-call notifications in California alone. Recently a new, national “Call (811) before you dig” campaign was launched to help improve pipeline safety across the country by reducing third-party accidents.

Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company in North America. KMP owns an interest in or operates approximately 26,000 miles of pipelines and 150 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle bulk materials like coal and petroleum coke. KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America. One of the largest publicly traded pipeline limited partnerships in America, KMP has an enterprise value of approximately $20 billion. The general partner of KMP is owned by Knight Inc. (formerly Kinder Morgan, Inc.), a private company.

This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

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